Exhibit 10.26

CONSULTING AGREEMENT (the “Agreement”) dated as of May 10, 2005 (the “Effective Date”) by and between, JACKSON HEWITT INC., a Virginia corporation (the “JH”) and Perb Fortner (“Mr. Fortner” or the “Consultant”).

WHEREAS, the Company has accepted the retirement and resignation of Mr. Fortner from active service with Jackson Hewitt Tax Service Inc. (“JHTS”) and its subsidiaries, including JH (collectively, the “Company”).

WHEREAS, Mr. Fortner had immediately prior to his retirement and resignation served the Company in the role of Executive Vice President, Operations and had been involved in certain ongoing Company projects.

WHEREAS, JH desires to continue its business relationship with Mr. Fortner by retaining Mr. Fortner as a consultant to perform consulting services, providing the Company with guidance and advice from time to time in connection with its franchise operations and other specific projects, and Mr. Fortner is willing to perform such services, upon the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

1.                                       Retention; Duties.

(a)                                  Subject to the terms and conditions set forth herein, JH hereby retains the Consultant, and the Consultant hereby accepts such retention, to act as a consultant with respect to providing the Company guidance and advice in the areas of its franchise operations, including technology matters, and other related business matters and projects, from time to time during the term of this Agreement as the Company may designate as directed by the Company’s Chief Executive Officer.  In particular, Consultant agrees to attend and fully participate in the Company’s annual Franchisee Convention in Las Vegas, Nevada (the “Convention”) as directed by the Company.  The Consultant shall remain available, via telephone, facsimile and e-mail, during the term of this Agreement.

(b)                                 Consultant agrees to travel on prearranged Company business at the direction of the Company, including the Convention. Company shall provide reimbursement for all reasonable, customary and necessary travel expenses.

(c)                                  Consultant shall be reimbursed for reasonable and customary business expenses while performing work at the direction of JH, subject to prior approval of expenses and upon submission of satisfactory documentation.  Expenses to be reimbursed in accordance with JH policies.

(d)                                 Consultant shall be available to perform his consulting duties from corporate headquarters in Parsippany, New Jersey through July 31, 2005, unless JH instructs otherwise.

(e)                                  Consultant shall devote the number of hours set forth below during the term of this Agreement:

(i) Effective Date through July 31, 2005, Consultant shall provide forty (40) hours per week of service, with the exception of the week of the Convention, at which Consultant shall be present at Convention and available and working at all times needed from June 3, 2005 to June 9, 2005;

(ii) August 1, 2005 through the Term (as defined below), Consultant shall provide up to twenty (20) hours per week of service as projects warrant and as directed by the JH.

2.                                       Term.  The term of this Agreement shall commence as of the Effective Date and continue until October 31, 2006 (the “Term”)  .

3.                                       Compensation.

(a)                                  As compensation for his services provided hereunder, JH shall pay the Consultant at the rate of $20,000 (twenty thousand dollars) per month.  Consultant shall not be required to submit an invoice for services rendered on a monthly basis.  JH shall pay the Consultant in accordance with the Company’s normal payroll practices.

(b)                                 To facilitate Consultant’s duties hereunder, the Company hereby makes a gift of the Consultant’s laptop and cellular phone.  Consultant shall not be entitled to take Consultant’s laptop until all information currently residing on it has been reviewed by Human Resources and the Company has determined what is appropriate to remain on the laptop to further Consultant’s role for the benefit of the Company.  Consultant shall be responsible for ongoing charges for the cellular phone, except in accordance with paragraph 1(c) above.

4.                                       Independent Contractor.  The relationship created hereunder is that of the Consultant acting as an independent contractor.  It is expressly acknowledged and agreed that the Consultant shall have no authority to bind the Company to any agreement or obligation with any third party.

5.                                       Representations and Warranties and Covenants of the Consultant.  The Consultant hereto, hereby represents and warrants to the Company:

(a)                                  he has the power and authority to execute and deliver this Agreement and to perform the duties and responsibilities contemplated hereby;

(b)                                 that neither the execution of this Agreement nor performance hereunder will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which he is a party, or by which he may be bound, or (ii) violate any order, judgment, writ, injunction or decree applicable to him.

6.                                       Representations and Warranties of the Company.  The Company hereby represents and warrants to the Consultant:

(a)                                  it is a corporation duly organized validly existing and in good standing under the laws of the state of incorporation and it has qualified to do business as a foreign corporation in the jurisdictions, if any, outside of such state, in which it does business and is required to so qualify;

(b)                                 it has full corporate power and authority to execute and deliver this Agreement and to perform the duties and responsibilities contemplated hereby;

7.                                       Confidentiality And Non-Competition.

(a)  Unless otherwise required by law or judicial process, Consultant shall keep confidential all confidential information known to Consultant concerning the Company, whether obtained during his course of employment, consultancy or otherwise, until such information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through Consultant’s actions; provided, that Consultant shall provide notice to the Company in advance of any disclosure required by law or judicial process in a timely manner to permit the Company to oppose such compelled disclosure.

(b)  Consultant agrees that during the Term and for a period of six months after the Term, he shall not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without the prior written consent of the Company, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity that is in competition with any of the businesses then engaged in by the Company, including operating a tax preparation business, whether as a franchisor, franchisee, independent or otherwise, except as a franchisee of the Company if the Company agrees in writing.  Consultant acknowledges that the Company’s business is national in scope and as such the geographic restriction of this provision is the United States and that such geographic restriction is necessary and appropriate.  Nothing in this Agreement shall prevent Consultant from making or holding any investment in any amount in securities traded on any national securities exchange or traded in the over the counter market, provided said investments do not exceed one percent (1%) of the issued and outstanding stock of any one such corporation.

(c)  With respect to the matters set forth in Section 7, the Company shall be entitled to seek equitable relief, including injunctions or specific performance, in addition to the other remedies available to it.

8.                                       Taxes.  Consultant shall be responsible for all taxes.  The Company shall, if it determines appropriate, deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

9..                                    Assignment.  This Agreement shall not be assigned by the Company or the Consultant without the prior written consent of the other.

10.                                 Notices.  Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or telecopier as follows:

If to the Company:	Jackson Hewitt Inc.
c/o Jackson Hewitt Tax Service Inc.
7 Sylvan Way
Parsippany, New Jersey 07054
Telephone: (973) 496- 3929
Telecopier: (973) 496-2810
Attention: General Counsel

If to the Consultant:	Perb Fortner
1 Concord Lane
Morristown, New Jersey 07960

or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 10.

11.                                 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey applicable to agreements made and to be performed entirely in New Jersey. This Agreement and any dispute arising under or relating to any provision of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.  Venue for any action arising out of this Agreement shall only be brought in the federal courts in the county of Morris, New Jersey, or if such court does not have jurisdiction, such other court having jurisdiction in New Jersey.  The parties waive any right to a jury trial.  Each party shall pay its or his own expenses in connection with all matters arising under or relating to any provision of this Agreement.

12.                                 Waiver of Breach; Partial Invalidity.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbiters, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

13.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and there are no representations, warranties or commitments except as set forth herein.  This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement, with the exception of any non-compete, non-solicit or confidentiality agreement between Mr. Fortner and the Company, which agreement shall survive Mr. Fortner’s retirement from active employment in accordance with its own terms, and any other agreement entered into on or after the date hereof shall survive according to their own terms. This Agreement may be amended only by a writing executed by the parties hereto.

IN WITNESS WHEREOF, the Consultant and the Company have executed or have caused to be duly executed, this Agreement as of the day and year above written.

JACKSON HEWITT INC.

By:	/s/ Michael D. Lister
Michael D. Lister, Chief Executive Officer

/s/ Perb Fortner
Perb Fortner, Consultant